                                                                 EXHIBIT 20.1
NEWS RELEASE



For Release:  Immediate

Contact:      Jean Fargo                  Dave Rai
              Corporate Communications    Investor Relations
              (847)405-3953               (847)405-4103


                     SPS REPORTS 36 PERCENT INCREASE
                        IN SECOND QUARTER PROFITS


RIVERWOODS, IL, July 16, 1997 - SPS Transaction Services, Inc. (NYSE:PAY) today reported net income of $9.0 million or 33 cents per share for the quarter ended June 30, 1997, as compared to $6.6 million or 24 cents per share for the same period last year. Second quarter net operating revenues were $87.8 million, a 5 percent increase over $83.3 million in 1996.

   Net income for the first half of 1997 was $16.4 million, or 60 cents per share, compared to 65 cents for the same period in 1996. Net operating revenues for the six months ended June 30 increased 3 percent to $178.2 million.

   "We are very pleased with the results of the quarter," said Robert L. Wieseneck, SPS president and chief executive officer. "Our focused efforts to improve the performance of our asset-based consumer credit card business are paying off. We are also continuing to emphasize profitable growth in our fee-based businesses."

   Actions taken over the past year to improve private label performance contributed to an 8 percent decrease in active consumer private label accounts, both owned and managed, to 3.1 million at June 30, 1997 from 3.3 million at June 30, 1996. Total loans outstanding, which represent both owned and securitized credit card loans, were $1.9 billion at June 30, 1997, down from $2.0 billion at the end of the same period last year.

   Active commercial accounts increased 30 percent to 945,000 from 727,000 a year ago. Electronic transactions processed for the quarter were 109.1 million, a 4 percent increase year over year. Reflecting a shift in the type and length of calls handled, TeleServices average revenue per call increased while second quarter customer contacts decreased 10 percent.

   SPS also announced receipt of notice of termination of its System Access Agreement with NOVUS Services, Inc., an affiliate company. The agreement will continue under current terms until July 31, 2000.

   SPS Transaction Services, Inc., a majority-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., provides a range of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing and call center teleservices activities.

                                   ###

                               SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights

                                       (In Thousands, Except Per Share Data)


                                              Three Months Ended June 30,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1997              1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  87,817         $  83,296            5%

Net Income                           $   8,984         $   6,593           36%

Net Income per Common Share          $    0.33         $    0.24           38%


Weighted Average Common Shares
  Outstanding                           27,209            27,183           --



                                             Six Months Ended June 30,
                                     -----------------------------------------
                                                      (Unaudited)

                                       1997              1996         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $ 178,247         $ 172,307            3%

Net Income                           $  16,375         $  17,628           (7%)

Net Income per Common Share          $    0.60         $    0.65           (8%)


Weighted Average Common Shares
  Outstanding                           27,203            27,150            --




SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                     Three Months Ended      Six Months Ended
                                           June 30,               June 30,
                                     ------------------     -------------------
                                      1997        1996        1997       1996
                                     -------    -------     --------   --------
                                         (Unaudited)             (Unaudited)
Processing and service revenues      $67,264    $64,766     $142,573   $139,096
Merchant discount revenue              3,678      7,375        6,816     15,219
                                     -------    -------     --------   --------
                                      70,942     72,141      149,389    154,315

Interest revenue                      62,401     56,194      126,477    112,146
Interest expense                      19,444     18,943       39,826     41,586
                                     -------    -------     --------   --------
  Net interest income                 42,957     37,251       86,651     70,560
Provision for loan losses             26,082     26,096       57,793     52,568
                                     -------    -------     --------   --------
  Net credit income                   16,875     11,155       28,858     17,992

NET OPERATING REVENUES                87,817     83,296      178,247    172,307

Salaries and employee benefits        28,274     24,471       57,797     48,671
Processing and service expenses       24,369     26,836       52,696     53,507
Other expenses                        20,543     21,353       41,084     41,694
                                     -------    -------     --------   --------
  Total operating expenses            73,186     72,660      151,577    143,872
                                     -------    -------     --------   --------

Income before income taxes            14,631     10,636       26,670     28,435
Income tax expense                     5,647      4,043       10,295     10,807
                                     -------    -------     --------   --------
NET INCOME                           $ 8,984    $ 6,593     $ 16,375   $ 17,628
                                     =======    =======     ========   ========

NET INCOME PER COMMON SHARE          $  0.33    $  0.24     $   0.60   $   0.65


Weighted Average Common Shares
  Outstanding                         27,209     27,183       27,203     27,150


SPS TRANSACTION SERVICES, INC.
STATISTICAL SUMMARY

                                                           Three Months
                                       Three Months Ended      Ended      Six Months Ended
                                             June 30,        March 31,         June 30,
                                      -------------------   ----------   ------------------
                                        1997       1996        1997       1997      1996
                                      --------   --------   ----------   --------  --------
                                          (Unaudited)       (Unaudited)     (Unaudited)
Income Statement Data (thousands)
  Transaction processing services     $ 24,169   $ 20,655   $ 24,462     $ 48,631  $ 42,089
  Managed Programs                      22,328     22,117     23,395       45,723    45,238
  HSB Programs                          11,576     11,561     14,019       25,595    23,201
  Servicing fees on securitized loans    9,191     10,433     13,433       22,624    28,568
                                      --------   --------   --------     --------  --------
    Processing and service revenues   $ 67,264   $ 64,766   $ 75,309     $142,573  $139,096
                                      ========   ========   ========     ========  ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                      $1,918.6   $2,001.6   $2,078.4     $1,918.6  $2,001.6
    Owned loans                       $1,338.6   $1,421.6   $1,498.4     $1,338.6  $1,421.6

  Average
    Total loans*                      $2,007.6   $2,074.8   $2,173.8     $2,090.2  $2,148.2
    Owned loans                       $1,427.6   $1,494.8   $1,593.8     $1,510.2  $1,564.1

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed             109,064    104,767    101,882      210,946   201,967
  TeleServices customer
    contacts processed                   1,901      2,108      2,429        4,330     4,739
  Active consumer private label
    accounts(end-of-period)              3,075      3,346      3,246        3,075     3,346
  Active commercial
    accounts(end-of-period)                945        727        951          945       727

Asset Quality
  Average
    Net charge-off %(Total loans)*         8.8%       7.3%       8.9%        8.9%       6.8%
    Net charge-off %(Owned)                8.8%       7.3%       9.1%        9.0%       6.8%

  End-of-period
    30-89 days delinquency %(Total loans)* 5.0%       4.9%       4.7%        5.0%       4.9%
    30-89 days delinquency %(Owned)        5.4%       5.2%       5.0%        5.4%       5.2%

    90-179 days delinquency %(Total loans)*3.7%       3.4%       3.6%        3.7%       3.4%
    90-179 days delinquency %(Owned)       4.0%       3.8%       3.8%        4.0%       3.8%

    Allowance for loan losses (Owned)
    (thousands)                       $ 79,120   $ 65,304   $ 84,394    $ 79,120   $ 65,304

    Allowance for loan losses %(Owned)     5.9%       4.6%       5.6%        5.9%       4.6%


* Total loans represents both
  owned and securitized credit
  card loans.


SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                      June 30,    December 31,
                                                        1997          1996
                                                   ------------   ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                            $   25,112     $   15,205
  Investments held to maturity - at amortized cost       49 507         41,675
  Credit card loans                                   1,338,600      1,637,507
  Allowance for loan losses                             (79,120)       (88,397)
                                                     ----------     ----------
    Credit card loans, net                            1,259,480      1,549,110
  Accrued interest receivable                            20,349         21,141
  Accounts receivable                                    32,786         42,202
  Due from affiliated companies                           7,495          9,900
  Amounts due from asset securitizations                 56,915             --
  Premises and equipment, net                            26,732         25,294
  Deferred income taxes                                  33,463         38,266
  Prepaid expenses and other assets                      15,007         17,992
                                                     ----------     ----------
TOTAL ASSETS                                         $1,526,846     $1,760,785
                                                     ==========     ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                              $    3,884     $    9,012
    Interest-bearing                                    490,180        454,423
                                                     ----------     ----------
  Total deposits                                        494,064        463,435
  Accounts payable, accrued expenses and other           48,817         50,019
  Income taxes payable                                    8,034         17,756
  Due to affiliated companies                           712,194        982,547
  Accrued recourse obligation                            22,636         22,636
                                                     ----------     ----------
    Total liabilities                                 1,285,745      1,536,393
                                                     ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,262,894 and
    27,242,207 shares issued; 27,212,508 and
    27,187,462 shares outstanding at June 30, 1997
    and December 31, 1996, respectively                     273            272
  Capital in excess of par value                         81,381         81,096
  Retained earnings                                     160,720        144,345
  Common stock held in treasury, at cost, $.01
    par value, 50,386 and 54,745 shares at June 30,
    1997 and December 31, 1996, respectively             (1,242)        (1,312)
  Stock compensation plan                                   483            453
  Employee stock benefit trust                             (483)          (413)
  Unearned stock compensation                               (31)           (49)
                                                     ----------     ----------
    Total stockholders' equity                          241,101        224,392
                                                     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $1,526,846     $1,760,785
                                                     ==========     ==========